Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Completes Private Offering of 4.125% Convertible Senior Notes Due 2022

OMAHA, Neb., Aug. 15, 2016 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced the completion of its offering of $170 million aggregate principal amount of 4.125% convertible senior notes due 2022. The notes were offered and sold in a private placement to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended. The company’s estimated net proceeds from the offering were approximately $164.25 million after deducting placement agents’ discounts and commissions and estimated offering expenses. The company intends to use the net proceeds from the offering for general corporate purposes, including the financing of a portion of the potential acquisition of two ethanol plants affiliated with Abengoa Bioenergy.

The notes will mature on Sept. 1, 2022, and will bear interest at a fixed rate of 4.125% per year, payable on March 1 and Sept. 1 of each year, beginning March 1, 2017. The notes will be general senior, unsecured obligations of the company. On and after Sept. 1, 2020, and prior to the maturity date, the company may redeem all, but not less than all, of the notes for cash if the last reported sale price of the company’s common stock equals or exceeds 140% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date the company delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a “fundamental change” (as defined in the indenture for the notes), holders of the notes will have the right, at their option, to require the company to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be convertible, at the option of the holders, into consideration consisting of, at the company’s election, cash, shares of the company’s common stock, or a combination of cash and stock (and cash in lieu of fractional shares). However, before March 1, 2022, the notes will not be convertible unless certain conditions are satisfied. The initial conversion rate is 35.7143 shares of the company’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $28.00 per share of the company’s common stock, representing an approximately 22.5% conversion premium over the stock’s last reported sale price on Nasdaq as of Aug. 9, 2016. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the company’s calling the notes for redemption.

This press release does not constitute an offer to sell or the solicitation of an offer to buy. The notes or common stock issuable upon conversion of the notes may not be sold in any state or jurisdiction where such offer, solicitation or sale is unlawful. The offer and sale of the notes and shares of the company’s common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol, distillers grains and corn oil production; grain handling and storage; a cattle feedlot; and commodity marketing and distribution services.

Forward-Looking Statements

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including statements regarding the company’s use of the proceeds from the offering and Green Plains’ ability to acquire or invest in complementary businesses and assets, either of which could change as a result of various market conditions. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained in the company’s filings with the Securities and Exchange Commission, including its annual report on

Form 10-K for the year ended December 31, 2015, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Green Plains, and Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

###